Exhibit 99.1

Contact:
Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(217) 285-4967

LOJACK CORP. REPORTS THIRD QUARTER RESULTS
•	Revenue Increased by 2% for the Quarter
•	Operating Income Increased by 20% for the Quarter
•	Net Income Increased by 26% for the Quarter
•	Earnings Per Fully Diluted Share Increased by 21% for the Quarter

Westwood, MA. October 31 –  LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the third quarter ended September 30, 2007 increased 2% to $55.7 million from $54.9 million in the same quarter of the prior year. For the nine months ended September 30, 2007 revenue increased 4% to $168.0 million from $162.2 million in the same period of the prior year.

Net income for the third quarter increased 26% to $6.5 million, or $0.34 per fully diluted share, from $5.2 million, or $0.28 per fully diluted share for the same quarter a year ago. For the nine months ended September 30, 2007 net income increased 42% to $19.4 million, or $1.02 per fully diluted share from $13.7 million, or $0.71 per fully diluted share in the first nine months of 2006.

Gross margin dollars for the third quarter increased 7% to $31.8 million, compared to $29.7 million for the same quarter last year, while gross margin as a percentage of revenue was 57% for the quarter, compared to 54% in the third quarter of 2006.  For the nine months ended September 30, 2007 gross margin dollars increased 10% to $95.3 million from $86.5 million in the same period of the prior year, while gross margin as a percentage of revenue was 57% for nine months ended September 30, 2007, compared to 53% for the same period in 2006.

Operating income for the third quarter increased 20% to $8.6 million from $7.2 million in the same quarter a year ago. For the nine months ended September 30, 2007 operating income increased 40% to $27.2 million from $19.4 million in the first nine months of the prior year.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer, said, “While we again delivered strong growth in gross margin, net income and earnings per share for the third quarter, consolidated revenue and unit growth were below our expectations primarily due to the ongoing decline in automotive sales in California, which represents our largest single market. While our domestic revenues were constant for the quarter, I am pleased to note that our international licensee business and our motorcycle business continued to deliver increased unit and revenue growth during the quarter.

“Our net income reflects recognition of approximately $1.2 million pre-tax or $.04 per fully diluted share related to the collection of judgment against Clare, Inc. This recovery was recorded as a $0.8 million pre-tax reduction in product development expenses and the remaining $0.4 million has been included in other income. On a comparative basis, our third quarter of 2006 included the impact of approximately $0.04 per fully diluted share primarily related to favorable results of certain tax audits.

“The improvement in gross margin reflected our continued success in managing our operating cost structure, which primarily included efforts to reduce both the manufacturing and the installation costs of our products from 2006 to 2007, as well as, the benefit from approximately $0.6 million of royalty revenue related to Absolute Software warrants.”

Domestic revenue in the third quarter was $37.7 million, unchanged from the third quarter of the prior year, reflecting a unit volume decline of 6%. Domestic gross margin dollars grew 9% compared to the third quarter of 2006 and gross margin as a percentage of revenue was 60% compared to 55% in the same quarter last year.

Mr. Riley said, “Our unit sales in California were impacted by the increased softening of the automotive market resulting from weak economic conditions in the state. In the quarter our traditional business in California declined at the same rate as the industry, while our bulk installation business declined at a significantly higher rate. Excluding the effect of the decline in California, our domestic automotive unit volume increased 1% for the quarter, compared to the third quarter of 2006.

“Our third quarter bulk installations represented approximately 20% of total installations, which was nearly constant with the second quarter of this year, but down from 24% in the third quarter of 2006. Continued economic uncertainty resulted in some dealers being uncomfortable with the initial financial investment associated with our bulk installation program. Compared to the prior year, the percentage of our installations through third parties has increased, while the percentage of installations by LoJack technicians has decreased. This shift in the installation mix has helped us realize operations efficiencies and enabled us to deliver higher average revenue per unit, thereby increasing our gross margin dollars and gross margin as a percentage of revenue.

“Despite a double-digit decrease in domestic construction spending for the quarter, LoJack unit volume in the channel was unchanged from the third quarter of 2006. Our construction business is showing signs of improvement over the double-digit declines that we experienced in the first half of this year. While our motorcycle unit growth has moderated, we continued to significantly outpace the industry which experienced a 5% unit decline.”

International revenue in the third quarter increased 5% to $12.6 million compared to the same period of the prior year, while unit volume increased 26% compared to the third quarter of 2006. International gross margin dollars increased 16% from the third quarter of 2006 and gross margin as a percentage of revenue was 56%, compared to 51% in the same period last year.

Mr. Riley said, “Our international business continues to deliver strong results driven by solid growth in Latin America. Our gross margin percentage increase is primarily due to increased royalty revenues.”

Revenue for the third quarter at Boomerang Tracking was $5.4 million, an increase of 7% compared to the prior year, primarily as a result of current exchange rates. Gross margin as a percentage of revenue was 43% compared to 58% in the third quarter of the prior year.

Mr. Riley said, “Boomerang unit sales increased from prior year levels for the third consecutive quarter reflecting the success of programs in both the automotive and insurance channels. The gross margin at Boomerang continues to reflect the impact of deploying new, more costly technology, which is contributing to our unit volume increases.

“We expect that our domestic motorcycle and commercial businesses and our growing international business will continue to outpace the growth of the domestic automotive business.

“Based on the severe problems in the California automotive market in the third quarter and anticipation that the market will experience a difficult fourth quarter, we now expect our consolidated revenue to grow by approximately 4% to 5% for 2007. Additionally, we expect both net income and earnings per fully diluted share to grow by approximately 45% to 48% for the year. Lastly, we expect gross margin as a percentage of revenue to be approximately 56% for the year, which will represent a record high for the last seven years.”

In December of 2006, the LoJack Board of Directors increased the remaining authorization of LoJack’s stock repurchase program to 2,000,000 shares of the company’s common stock. In the third quarter of 2007, the company repurchased approximately 336,000 shares. For the nine months ended September 30, 2007, the company repurchased approximately 837,000 shares at an average price of $19.42 per share. At September 30, 2007, approximately 1,163,000 shares of LoJack common stock remain authorized for repurchase under this program.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in recovering valuable mobile assets.  The company’s time-tested system is optimized for recovering stolen mobile assets through its proven Radio Frequency technology and unique integration with law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover cars, trucks, commercial vehicles, construction equipment and motorcycles.  The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate and has helped recover more than $4 billion in stolen LoJack-equipped assets worldwide.  Today LoJack operates in 26 states and the District of Columbia, and in 32 countries throughout North America, South America, Europe, Africa and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Wednesday, October 31, 2007, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended September 30,

	2007	2006
	(unaudited)
Revenue	$55.7	$54.9

Cost of goods sold	23.9	25.2
Gross margin	31.8	29.7

Costs and expenses:
Product development	0.8	1.3
Sales & marketing	12.8	12.2
General and administrative	7.9	7.4
Depreciation and amortization	1.7	1.6
Total	23.2	22.5

Operating income	8.6	7.2

Other income (expense):
Interest income	1.1	0.3
Interest expense	(0.3)	(0.3)
Other	0.2	0.1
Total	1.0	0.1

Income before provision for income taxes	9.6	7.3
Provision of income taxes	3.1	2.1
Net income	$6.5	$5.2

Diluted earnings per share	$0.34	$0.28
Weighted average diluted common
shares outstanding	18,992,325	18,820,793

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Nine Months Ended September 30,

	2007	2006
	(unaudited)
Revenue	$168.0	$162.2

Cost of goods sold	72.7	75.7

Gross margin	95.3	86.5

Costs and expenses:
Product development	3.8	4.3
Sales & marketing	35.7	35.1
General and administrative	23.3	22.8
Depreciation and amortization	5.3	4.9
Total	68.1	67.1

Operating income	27.2	19.4

Other income (expense):
Interest income	2.1	0.9
Interest expense	(0.9)	(0.8)
Other	0.7	0.4
Total	1.9	0.5

Income before provision for income taxes	29.1	19.9
Provision of income taxes	9.7	6.2
Net income	$19.4	$13.7

Diluted earnings per share	$1.02	$0.71
Weighted average diluted common
shares outstanding	19,051,672	19,340,290

LoJack Corporation
Condensed Balance Sheets
(in millions, except share and per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current Assets:
Cash and equivalents	$ 43.0	$ 24.0
Short-term investments	27.4	22.4
Accounts receivable, net	40.4	37.6
Inventories	16.7	16.2
Prepaid expenses and other	5.3	4.1
Prepaid income taxes	--	2.1
Deferred income taxes	5.9	5.5
Total current assets	138.7	111.9

Property and equipment, net	22.9	21.5
Deferred income taxes	8.2	6.7
Intangible assets, net	6.5	6.4
Goodwill	54.4	46.3
Other assets	11.0	9.2
Total	$241.7	$202.0

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$ -	$ 9.6
Accounts payable	10.5	6.4
Accrued and other liabilities	10.3	6.7
Current portion of deferred revenue	22.5	21.0
Accrued compensation	5.4	6.8
Total current liabilities	48.7	50.5

Long term debt	26.2	9.2
Deferred revenue	32.0	27.8
Deferred income taxes	2.2	2.2
Other accrued liabilities	1.5	--
Accrued compensation	2.7	2.3
Total liabilities	113.3	92.0

Commitments & Contingent Liabilities	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	28.5	33.7
Accumulated & other comp. inc.	7.6	2.4
Retained earnings	92.1	73.7
Total stockholders equity	128.4	110.0
Total	$241.7	$202.0

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (217) 285-4967.